EXHIBIT 11.01

                     COMPUTATION OF EARNINGS PER SHARE

                                1995       1994        1993
                               ------     ------      ------
AS REPORTED                    $(0.70)    $(1.24)     $0.78
                                ======     ======      =====
PRIMARY
Average shares outstanding    513,287    506,750     501,208
Dilutive stock options--based
 upon treasury stock method
 using average market price         0          0     100,730
                              -------    -------     -------
                   TOTAL     $513,287   $506,750    $601,938
                              =======    =======     =======
Net earnings as reported    $(361,773) $(630,803)   $454,438
Effect of application of
 modified treasury stock
 method                             0          0      12,185
                              -------    -------     -------
   ADJUSTED NET EARNINGS    $(361,773) $(630,803)   $466,623
                              =======    =======     =======

        PER SHARE AMOUNT      $(0.705)   $(1.245)     $0.775
                              =======    =======     =======
FULLY DILUTED
Average shares outstanding    513,287    506,750     501,208
Dilutive stock options--based
 upon treasury stock method
 using ending market price          0          0     100,730
                              -------    -------     -------
                   TOTAL      513,287    506,750     601,938
                              =======    =======     =======
Net earnings as reported    $(361,773) $(630,803)   $454,438
Effect of application of
 modified treasury stock
 method                             0          0      12,185
                              -------    -------     -------
   ADJUSTED NET EARNINGS    $(361,773) $(630,803)   $466,623
                              =======    =======     =======

        PER SHARE AMOUNT      $(0.705)   $(1.245)     $0.775
                              =======    =======     =======